Exhibit 10.1

FORM OF STOCK PLEDGE AND CONTRIBUTION AGREEMENT

THIS STOCK PLEDGE AND CONTRIBUTION AGREEMENT (this “Agreement”), effective as of [ ], 2024, is by and between Chenlong Tan (“Tan”) and Allan Huang (“Huang”) (with Tan and Huang together referred to as the “Debtors”) and iPOWER INC., a Nevada corporation (the “Company” or the “Creditor”), with reference to the following facts:

A.                  On April 3, 2024, the Company entered into a settlement agreement and mutual release (the “Settlement Agreement”) with Boustead Securities, LLC (“BSL”) and D.A. Davidson (“D.A. Davidson”) pursuant to which the Company agreed to pay BSL $1,300,000 (the “Settlement Amount”) as settlement in full of all claims brought by BSL, and all counterclaims brought by the Company in response to BSL’s claims, in FINRA Case Number 22-001133 originally filed on April 30, 2021 (the “FINRA Arbitration”) related to the Company’s termination of its engagement agreement with BSL prior to the Company’s completion of its initial public offering (“IPO”) and engagement of D.A. Davidson as its underwriter for the IPO.

B.                  In conjunction with the Company’s IPO and entry into the underwriting agreement with D.A. Davidson, and pursuant to the terms thereof, Tan entered into an indemnification agreement (the “Indemnification Agreement”) with the Company pursuant to which he agreed to indemnify the Company up to $3.5 million, with the sole payment for such amount to come through the sale of Tan’s iPower shareholdings, for any potential liability the Company might face in relation to the FINRA Arbitration.

C.                  As a result of the above Settlement Agreement entered into for purposes of settling any and all disputes related to the FINRA Arbitration and the Company’s payment of the Settlement Amount, the Company and the Debtors now desire to enter into this Agreement to ensure Tan’s full satisfaction of his obligations under the Indemnification Agreement. Further, as co-founder and a majority shareholder of the Company along with Tan, Huang hereby agrees to contribute to the Settlement amount via pledging and potentially relinquishing a portion of his shares of Company common stock to the Company.

NOW, THEREFORE, for valuable consideration, Debtors and Creditor agree as follows:

1. Definitions. For purposes of this Agreement, the following terms shall have the following definitions:

1.1 “Collateral” means 2,600,000 shares of common stock of the Company, of which 1,300,000 shares are contributed by Tan and 1,300,000 shares are contributed by Huang.

1.3 “Event of Default” means any event of default specified in Section 5 herein.

1.4 “Obligations” means payment of the full Settlement Amount for a total of $1.3 million minus any payments that are paid to Company in other ways.

3. Debtor’s Covenants.

3.1 Negative Covenants. Without the Creditor’s prior written consent, Debtors may not sell, transfer, assign, pledge, mortgage, encumber, hypothecate, or otherwise dispose of or abandon any or all of the Collateral.

3.2 Voting Rights and Dividends. So long as there shall exist no Event of Default, each Debtor shall be entitled to exercise his rights to voting power with respect to the Collateral pledged under this Agreement. However, so long as this Agreement shall remain in full force and effect, should the Company issue any dividends on its stock, all such dividends issuable pursuant to the Collateral shall be retained by the Company and credited toward the Debtors’ repayment of the Settlement Amount.

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3.3 Delivery of Collateral. All certificates or instruments representing or evidencing the Collateral shall be promptly delivered by Debtors to Creditor pursuant hereto at a location designated by the Creditor and shall be held by or on behalf of Creditor pursuant hereto, and shall be in suitable form for transfer by delivery, or shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance satisfactory to Creditor.

3.4 Cooperation. The Debtors agree to cooperate with Creditor in providing to the Company’s transfer agent with any notice, documentation or instructions that may be required, from time to time, to allow for the transfer and sale of the Collateral by the Company when and as requested by the Company, including by providing the transfer agent with a stock power for the total value of the Collateral so as to allow for the Company’s efficient disposition of the Collateral from time to time and as needed.

4. Sale of Collateral. The Creditor, upon notice to the Debtors, may arrange for the sale of, and sell or dispose of, the Collateral at public or private sale, in one or more sales, as a unit or in parcels, at wholesale or retail, and at such time and place and on such terms as the Creditor may determine. If, at any time when Creditor shall determine to exercise its right to sell all or any part of the Collateral and such Collateral, or the part thereof to be sold, Creditor agrees that such sale shall be subject to the Securities Act of 1933, as amended, and any applicable state securities laws. Further, Creditor in Creditor’s sole and absolute discretion, is hereby expressly authorized to sell such portion of the Collateral, or any part thereof, including by registering such Collateral on Form S-3 and/or including the sale of such Collateral in any other sale of equity that the Creditor may effect, subject to obtaining all required regulatory approvals, if any, and/or opinion by legal counsel as is necessary or advisable in order that such sale may be effected legally without registration or qualification under applicable securities laws. Without limiting the generality of the foregoing, Creditor, in Creditor’s sole and absolute discretion, may approach and negotiate with a restricted number of potential purchasers to effect such sale or restrict such sale to a purchaser or purchaser who will represent and agree that such purchaser or purchasers are purchasing for his or their own account, for investment only, and not with a view to the distribution or sale of such unreleased portion of the Collateral or any part thereof. Any such sale shall be deemed to be a sale made in a commercially reasonable manner within the meaning of the Uniform Commercial Code of the State of California and Debtors hereby consent and agree that Creditor shall incur no responsibility or liability for selling all or any part of the unreleased portion of the Collateral at a price which is not unreasonably low, notwithstanding the possibility that a higher price might be realized if the sale were public. Should the Company desire to sell the Collateral into the public market, any such public sale may occur so long as it does not occur during a blackout period, as defined in the Company’s insider trading policy. .

5. Event of Default. The occurrence of any of the following events or conditions shall constitute and is hereby defined to be an “Event of Default”:

(i) The occurrence of any default or breach under this Agreement; and

(ii) The sale, lease, transfer, assignment, pledge, mortgage, encumbrance, hypothecation or other disposal of or abandonment of any or all of the Collateral by the Debtors without the prior written consent of the Creditor and in advance of satisfaction of the Obligations hereunder.

6. Remedies Upon Default. Upon the occurrence of any Event of Default, Creditor shall, in addition to all other rights and remedies provided hereunder or any document or agreement referred to herein, have the right to take possession of the Collateral as full satisfaction of the Obligations. Debtors agree to take no actions to interfere with such action and to provide any further documentation to the Company’s transfer agent as may be required to ensure such transfer may be completed.

6.3 Protection of Collateral. Creditor may discharge claims, demands, liens, security interests, encumbrances and taxes affecting any or all of the Collateral and take such other actions as Creditor determines to be necessary or appropriate to protect the Collateral and Creditor’s interest therein.

7. Release of Collateral. The parties hereby agree that at such time as the Collateral, or such portion of the Collateral, has been sold for $1,300,000 (minus any other payments that have been paid or are paid by the Debtors to the Company), Debtors’ obligations under this Agreement shall be deemed fully satisfied and any remaining amount of the Collateral shall be returned and released to the Debtors on a pro rata basis, in accordance with their respective contributions to reimbursing Creditor. At such time, the Creditor will provide (i) an instruction letter to the Company’s transfer agent indicating that this Agreement has been terminated, the stock power has been cancelled and all rights in the Collateral shall be returned to the Debtors, and (ii) notice to the Debtors that the terms of this Agreement have been satisfied in full.

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8. Liability for Deficiency. Debtors shall at all times remain liable for any deficiency remaining on the Obligations after any disposition of any or all of the Collateral until such time as the Obligations have been satisfied in full.

9. Waivers. Debtors waive all rights which Debtors may have (a) to require marshaling of assets or liens in the event of a sale of the Collateral under this Agreement; (b) to require Creditor to exhaust Debtors’ rights or remedies against any party, or any other collateral securing any or all of the Obligations before pursuing Debtor’s rights or remedies under this Agreement; (c) to require Creditor to exercise any other right or power or to pursue any other remedy which Creditor may have under any agreement or applicable law before pursuing Creditor’s rights or remedies under this Agreement; and (d) to assert any defense to Creditor’s enforcement of this Agreement based on an election of remedies by Creditor or the manner in which Creditor exercises any remedy which destroys, diminishes, or interferes with any or all subrogation, reimbursement, or other rights of Debtors, whether by operation of any statute or otherwise.

10. Cumulative Remedies. Creditor’s rights and remedies under this Agreement are cumulative with and in addition to all other rights and remedies which Creditor may have in connection with the Obligations. Creditor may exercise any one or more of its rights and remedies under this Agreement at Creditor’s option and in such order as Creditor may determine in Creditor’s sole and absolute discretion.

11. Attorneys’ Fees. In the event of default hereunder, upon Creditor’s demand, Debtors shall reimburse Creditor for all costs and expenses, including without limitation, reasonable attorney’s fees and costs, which are incurred by Creditor, whether before or after Debtor’s default under this Agreement, in connection with any or all of the following: (a) the exercise of any or all of Creditor’s rights and remedies under this Agreement or the enforcement of any Obligation, whether or not any legal proceedings are instituted by Creditor; (b) the protection, preservation, management, operation, or maintenance of any or all of the Collateral; or (c) the sale or disposition of any or all of the Collateral.

12. Notices. All notices, requests and other communications hereunder shall be in writing and shall be delivered by courier or other means of personal service, or sent by email or by deposit in the United Stated first class mail, sent certified or registered, return receipt requested, postage prepaid and addressed to:

If to Creditor to:

iPower Inc.

8798 9th Street

Rancho Cucamonga, CA 91730

Telephone: 626-863-7344

Email: kevin.v@meetipower.com

If to Debtors:

Chenlong Tan

c/o iPower Inc.

8798 9th Street

Rancho Cucamonga, CA 91730

Telephone: 310-737-8888

Email: law.t@meetipower.com

Allan Huang

c/o iPower Inc.

8798 9th Street

Rancho Cucamonga, CA 91730

Telephone: 909-952-1498

Email: allan.huang@gmail.com

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All notices, requests and other communications shall be deemed given on the date of delivery, if given by personal service, or, if sent by mail, five (5) days after deposit in the United Stated first class mail, sent certified or registered, return receipt requested, postage prepaid to the address set forth above. If delivered by email, delivery shall be deemed effective the day after sending. Any party may change their address for notices, requests and other communications by giving notice in the manner specified above.

13. Interpretation. This Agreement shall be construed in accordance with and governed by the laws of the State of California. The headings to sections of this Agreement are for convenience only, and they do not in any way limit or amplify any of the terms of this Agreement and shall not be used in interpreting this Agreement.

14. Entire Agreement. This Agreement, together with the other documents being delivered pursuant to or in connection with this Agreement, constitutes the entire agreement of the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings of the parties, oral and written, with respect to the subject matter hereof.

15. Applicable Law; Venue. This Agreement is to be governed by and construed in accordance with the laws of the State of California without regard to the conflicts of laws principles thereof. Any suit brought hereon, shall be brought in the state or federal courts sitting in Los Angeles, California, the parties hereby waiving any claim or defense that such forum is not convenient or proper.

16. Severability. If any provision of this Agreement shall be unlawful, void or unenforceable in whole or in part for any reason, such provision or such part thereof shall be deemed separable from and shall in no way affect the validity or enforceability of the remaining provisions of this Agreement.

17. Amendment. This Agreement may be modified only by a written agreement signed by Debtors and Creditor.

18. Counterparts; Electronic Copies. This Agreement may be executed in more than one counterpart, each of which shall be deemed an original, but all of which together shall constitute one and the same document. Executed copies of the signature pages of this Agreement sent by facsimile or transmitted electronically in Portable Document Format (PDF) shall be treated as originals, fully binding and with full legal force and effect, and each party hereto waives any rights it may have to object to such treatment.

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IN WITNESS WHEREOF, the undersigned do hereby execute this Agreement as of the date and year first set forth above.

DEBTORS:

Chenlong Tan

Allan Huang

CREDITOR:

iPower Inc.

By:
Name: Kevin Vassily
Title: Chief Financial Officer

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